Exhibit 3.4

CERTIFICATE OF DESIGNATIONS OF
SERIES A PREFERRED STOCK
OF AMERICAN ONCOLOGY NETWORK, INC.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

AMERICAN ONCOLOGY NETWORK, INC., a Delaware corporation, certifies that pursuant to the authority contained in Article Fourth of its Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors duly approved and adopted on September 20, 2023 the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that a series of Preferred Stock, par value $0.0001 per share, of the Company be, and hereby is, created, and that the designation and number of shares thereof and the voting and other powers, preferences, and relative, participating, optional or other rights of the shares of such series and the qualifications, limitations and restrictions thereof are as follows:

1.            Designation and Amount; Ranking.

(a)            There shall be created from the 25,000,000 shares of preferred stock, par value $0.0001 per share, of the Company authorized to be issued pursuant to the Certificate of Incorporation, a series of preferred stock, designated as the “Series A Preferred Stock,” par value $0.0001 per share (the “Preferred Stock”), and the authorized number of shares of Preferred Stock shall be 10,000,000. Shares of the Preferred Stock that are redeemed, purchased or otherwise acquired by the Company, or converted into shares of Common Stock, shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock.

(b)            The Preferred Stock, with respect to dividend rights and rights upon the liquidation, winding-up or dissolution of the Company, ranks: (i) senior in all respects to all Junior Stock; (ii) on a parity, in all respects, with all Parity Stock; and (iii) junior in all respects to all Senior Stock, in each case as provided more fully herein.

2.            Definitions.

As used herein, the following terms shall have the following meanings:

“30-Day VWAP” per share of Common Stock as of any date shall mean the per share volume-weighted average price as displayed on Bloomberg page “DTOC” (or its equivalent successor if such page is not available) in respect of the period from Opening of Business on the Trading Day that is 30 days preceding such date to Close of Business on the last Trading Day immediately preceding such date, or, if such price is not available, “30-Day VWAP” shall mean the market value per share of Common Stock for such period as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“Accrued Dividends” shall mean, with respect to any share of Preferred Stock, as of any date of determination, the accrued and unpaid dividends on such share, whether or not declared, from, and including, the last day of the most recently preceding Dividend Period to, but not including, such date of determination, and including, for the sake of clarity, any then accrued and unpaid dividends on such share from a prior Dividend Period.

“Accrued Value” shall mean, with respect to each share of Preferred Stock, the Original Issue Price (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) plus any Accrued Dividends on such share of Preferred Stock, in each case to the Conversion Date.

“Adjusted EBITDA” shall mean, for any period of determination (i) the sum, without duplication, of (a) net income, (b) interest expense, (c) income tax expense, (d) depreciation, (e) amortization, (f) other non-cash charges to net income (excluding (x) non-cash charges that represent an accrual or reserve for cash charges to be taken in the future and excluding any non-cash charge that relates to the write-down or write-off of inventory), and (g) one-time non-recurring or unusual expenses, including, without limitation, severance costs, lease termination costs, relocation costs, restructuring charges, and the first month acquisition loss for each new acquisition by any of the Company or any of its Subsidiaries, in each case of such expenses under this clause (g) incurred after the Effective Date, to the extent (x) reasonably acceptable to the Holder(s) and (y) that such expenses do not exceed $6,500,000 in the aggregate for any four (4) consecutive fiscal quarter period, minus (ii) the sum of (a) non-cash credits to net income (excluding non-cash credits that represent an accrual or reserve for a future or potential future cash payment) and (b) one-time nonrecurring or unusual gains, in each case, for such period determined and consolidated in accordance with GAAP.

“Affiliate” shall have the meaning ascribed to it, on the date hereof, in Rule 405 under the Securities Act.

“AON LLC” shall have the meaning given in the Certificate of Incorporation.

“Applicable Percentage” shall mean a percentage equal to (a) one hundred twenty five percent (125%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event occurs on or prior to June 7, 2024, (b) one hundred twenty percent (120%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event occurs after June 7, 2024, but on or prior to June 7, 2025, (c) one hundred fifteen percent (115%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event occurs after June 7, 2025, but on or prior to June 7, 2026, (d) one hundred ten percent (110%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event after June 7, 2026, but on or prior to June 7, 2027, (e) one hundred five percent (105%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event occurs after June 7, 2027, but on or prior to June 7, 2028, (f) one hundred percent (100%) if a liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event occurs after June 7, 2028.

“Average VWAP” per share over a certain period shall mean the arithmetic average of the VWAP per share for each Trading Day in such period.

“Board of Directors” shall have the meaning given in the Certificate of Incorporation.

“Business Day” shall mean Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

“Cash Dividends” shall have the meaning set forth in Section 3(a).

“Certificate of Incorporation” shall mean the Certificate of Incorporation of the Company, as modified by this Certificate of Designations, as further amended or restated in accordance with applicable Law and this Certificate of Designations.

“Close of Business” shall mean 5:00 p.m. (New York time).

“Closing Sale Price” of the Common Stock shall mean, as of any date, the closing sale price per share (or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) on such date as reported on the principal United States securities exchange on which the Common Stock is traded or, if the Common Stock is not listed on a United States national or regional securities exchange, in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. In the absence of such a quotation, the Closing Sale Price shall be an amount determined by the Board of Directors to be the fair market value of a share of Common Stock. If the Ex-Date for any distribution, the effective date for any subdivision, combination or reclassification or the Effective Date of any Pro Rata Repurchase (“Adjustment Date”) that requires (or, but for the second sentence of Section 6(e)(vi)(A) or Section 6(f), would have required) an adjustment to the Conversion Price pursuant to Section 6(e) occurs on or after the first Trading Day in the 10 Trading Day period used to calculate “MP0” in the formula in Section 6(e)(vi)(B), the Closing Sale Price for each Trading Day prior to such Adjustment Date shall be adjusted by multiplying such Closing Sale Price by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Section 6(e) as a result of such event.

“Common Stock” shall mean the Class A common stock, par value $0.0001 per share, of the Company, subject to Section 6(l).

“Company” shall mean American Oncology Network, Inc., a Delaware corporation.

“Company Conversion Date” shall have the meaning set forth in Section 6(b)(ii).

“Company Conversion Notice” shall have the meaning set forth in Section 6(b)(ii).

“Company Conversion Notice Date” shall have the meaning set forth in Section 6(b)(ii).

“Conversion Date” shall mean the Company Conversion Date or the Holder Conversion Date, as applicable.

“Conversion Price” shall initially be equal to $10.00, subject to adjustment as provided herein.

“Conversion Ratio” shall mean, at any time, the quotient of the (a) Accrued Value at such time and (b) the Conversion Price at such time.

“Deemed Liquidation Event” shall mean (i) a merger or consolidation in which (a) the Company is a constituent party or (b) a Subsidiary is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation; provided, that, a Deemed Liquidation Event shall not include any such merger or consolidation involving the Company or a Subsidiary in which the shares of capital stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation; or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (ii) (a) the sale, in a single transaction or series of related transactions, by the Company or any Subsidiary of all or substantially all the assets of the Company and its Subsidiaries taken as a whole, or (b) the sale or disposition (whether by merger, consolidation or otherwise, and whether in a single transaction or a series of related transactions) of one (1) or more Subsidiaries if substantially all of the assets of the Company and its Subsidiaries taken as a whole are held by such Subsidiary or Subsidiaries, except where such sale is to a wholly owned Subsidiary of the Company.

“Dividend Payment Date” shall mean the June 30 and December 31 of each year.

“Dividend Period” shall mean, with respect to the first “Dividend Period,” the period from and including the first date on which any Preferred Stock is issued, to and including the first Dividend Payment Date, and with respect to each subsequent “Dividend Period,” the period from but excluding a Dividend Payment Date to and including the next succeeding Dividend Payment Date or other date as of which accrued dividends are to be calculated.

“Dividend Rate” shall mean, as of the date of the determination, the rate per annum of 8.0%.

“Dividend Record Date” shall mean, with respect to the applicable Dividend Payment Date, the fifteenth day of the calendar month in which the applicable Dividend Payment Date falls or on such other date (which shall be a Business Day) set by the Board of Directors for the payment of dividends, which date shall be no earlier than 30 nor less than 10 days prior to such Dividend Payment Date.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Date” shall mean when used with respect to any issuance of or distribution in respect of, the Common Stock or any other securities, shall mean the first date on which the Common Stock or such other securities trade without the right to receive such issuance or distribution.

“GAAP” means United States generally accepted accounting principles as from time to time in effect.

“Holder” and, unless the context requires otherwise, “holder” shall each mean a holder of record of a share of Preferred Stock.

“Holder Conversion Date” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice” shall have the meaning set forth in Section 6(a).

“Holder Conversion Notice Date” shall have the meaning set forth in Section 6(a).

“Issue Date” shall mean the original date of issuance of the Preferred Stock, which shall be the date that this Certificate of Designations is filed with the Secretary of State of the State of Delaware.

“Junior Stock” shall mean all classes of the Common Stock and each other class of capital stock or series of preferred stock established after the Issue Date, by the Board of Directors, the terms of which do not expressly provide that such class or series ranks senior to or on a parity with the Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Law” means any statute, law (including common law and, for the avoidance of doubt, the HSR Act), rule, or regulation or any judgment, order, writ, injunction, or decree of any federal, state, local or foreign court or tribunal or any federal, state, local or foreign public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality.

“LLC Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement of AON, dated September 20, 2023, as in effect immediately prior to the Issue Date.

“LLC Units” means the common limited liability interest of the Operating LLC.

“Market Value” shall mean the Average VWAP during a 10 consecutive Trading Day period ending on, and including, the Trading Day immediately prior to the date of determination. If the Ex-Date for any distribution, the effective date for any subdivision, combination or reclassification or the Effective Date of any Pro Rata Repurchase (“Adjustment Date”) that requires (or, but for the second sentence of Section 6(e)(iv)(A) or Section 6(f), would have required) an adjustment to the Conversion Price pursuant to Section 6(e) occurs on or after the first Trading Day in the 10 Trading Day period used to calculate Market Value for a date of determination, the VWAP for each Trading Day prior to such Adjustment Date shall be adjusted by multiplying such VWAP by the same fraction by which the Conversion Price is so required (or would have been required) to be adjusted pursuant to Section 6(e) as a result of such event.

“National Securities Exchange” shall mean an exchange registered with the SEC under Section 6(a) of the Exchange Act.

“Non-Cash Dividend Election” shall have the meaning set forth in Section 3(b).

“Officer” shall mean the Chief Executive Officer, the President, any Vice President, the Chief Financial Officer, the Treasurer, the Secretary or any Assistant Secretary of the Company.

“Opening of Business” shall mean 9:00 a.m. (New York time).

“Operating LLC” shall mean AON LLC.

“Original Issue Price” shall mean $$10.00 per share of Preferred Stock.

“Ownership Notice” shall mean the notice of ownership of capital stock of the Company containing the information required to be set forth or stated on certificates pursuant to the Delaware General Corporation Law and, in the case of an issuance of capital stock by the Company, in substantially the form attached hereto as Exhibit A or in such customary form used by the Transfer Agent.

“Parity Stock” shall mean any class of capital stock or series of preferred stock established on or after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Person” shall mean any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” shall have the meaning set forth in Section 1(a).

“Pro Rata Repurchases” shall mean any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (i) any tender offer or exchange offer directed to all or substantially all of the holders of Common Stock subject to Section 13(e) or 14(e) of the Exchange Act or Regulation 14E promulgated thereunder or (ii) any other tender or exchange offer or other purchase available to substantially all holders of Common Stock, in the case of both (i) and (ii), whether for cash, shares of capital stock of the Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including shares of capital stock, other securities or evidences of indebtedness of a Subsidiary), or any combination thereof, effected while the Preferred Stock is outstanding. The “Effective Date” of a Pro Rata Repurchase shall mean the date of a purchase with respect to any Pro Rata Repurchase.

“Reference Property” shall have the meaning set forth in Section 6(l).

“Reorganization Event” shall have the meaning set forth in Section 6(l).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Senior Stock” shall mean each class of capital stock or series of preferred stock established after the Issue Date by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend rights or rights upon the liquidation, winding-up or dissolution of the Company.

“Subsidiary” shall mean, as to any Person, any corporation or other entity of which (a) such Person or a subsidiary of such Person is a general partner or, in the case of a limited liability company, the managing member or manager thereof; (b) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (c) any corporation or other entity as to which such Person consolidates for accounting purposes. For the avoidance of doubt, for purposes of this Agreement, each of Operating LLC and its Subsidiaries shall be considered a Subsidiary of the Company.

“Trading Day” shall mean a day during which trading in securities generally occurs on the Nasdaq Global Select Market or, if the Common Stock is not listed on the Nasdaq Global Select Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then traded. If the Common Stock is not so listed or traded, “Trading Day” shall mean a Business Day.

“Trading Market” shall mean any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing)

“Transfer Agent” shall mean American Stock Transfer & Trust Company, LLC, acting as the Company’s duly appointed transfer agent, registrar, conversion agent and dividend disbursing agent for the Preferred Stock, and its successors and assigns, or any other person appointed to serve as transfer agent, registrar, conversion agent and dividend disbursing agent by the Company.

“Trigger Event” shall have the meaning set forth in Section 6(e)(vii).

“VWAP” per share of Common Stock on any Trading Day shall mean the per share volume-weighted average price as displayed on Bloomberg page “DTOC” (or its equivalent successor if such page is not available) in respect of the period from Opening of Business to Close of Business on such Trading Day; or, if such price is not available, “VWAP” shall mean the market value per share of Common Stock on such Trading Day as determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained by the Company for this purpose.

3.            Dividends.

(a)            Holders shall be entitled to receive, with respect to each share of Preferred Stock, out of funds of the Company legally available for payment, cash dividends (“Cash Dividends”) on the Accrued Value in effect on the Dividend Record Date, computed on the basis of a 360-day year consisting of twelve 30-day months, at the Dividend Rate, payable on each Dividend Payment Date. Such Cash Dividends shall be payable in arrears on each Dividend Payment Date for the applicable Dividend Period, to the Holders as they appear on the Company’s stock register at the Transfer Agent at the Close of Business on the relevant Dividend Record Date. Dividends on the Preferred Stock shall accumulate and become Accrued Dividends on a day-to-day basis from the last day of the applicable Dividend Period until Cash Dividends are paid pursuant to this Section 3(a) in respect of such Accrued Dividends or pursuant to Sections 3(b), 3(c) and 3(d). If a Dividend Payment Date is not a Business Day, then any Cash Dividend in respect of such Dividend Payment Date shall be due and payable on the first Business Day following such Dividend Payment Date.

(b)            Notwithstanding anything to the contrary in Section 3(a), the Company may, at its sole election, elect with respect to the Accrued Dividends for any Dividend Period (a “Non-Cash Dividend Election”) to increase the Accrued Value by the Dividend Rate (decreased proportionately to the extent of any cash paid in respect of such Accrued Dividend for such Dividend Period (e.g., if 25% of the Accrued Dividends for such Dividend Period is paid in cash, the rate would be reduced by 1.0% to 3.0%)) in lieu of paying such Accrued Dividends in cash (in part or in full), such increase to be effective at the Opening of Business on the day following the last day of such Dividend Period. If the Company fails to pay a Cash Dividend in respect of the Accrued Dividends for any Dividend Period, in whole or in part, on or prior to the respective Dividend Payment Date and does not make a Non-Cash Dividend Election in respect thereof, the Company shall be deemed to have made a Non-Cash Dividend Election for all purposes of this Certificate of Designations solely with respect to and to the extent of such portion of such Accrued Dividends for such Dividend Period as to which a Cash Dividend is not paid. To the extent any Holder shall become liable for or subject to any taxes, levies, imposts, duties, fees, assessments, withholding or other charges of whatever nature resulting from any adjustment to the Accrued Value pursuant to this Section 3(b), the Company shall promptly indemnify and hold harmless such Holder against any such amounts at the highest maximum combined marginal federal, state and local income tax rates to which any such Holder may be subject Any Non-Cash Dividend Election as to any Dividend Period shall be effective only if notice thereof is delivered to holders of Preferred Stock prior to the last day of such Dividend Period.

(c)            Notwithstanding anything to the contrary herein, (x) if any shares of Preferred Stock are converted into Common Stock on a Conversion Date in accordance with this Certificate of Designations during the period between the last day of a Dividend Period and the Close of Business on the corresponding Dividend Payment Date and the Company has not made a Non-Cash Dividend Election in respect of such Dividend Period, then the amount of the Accrued Dividends in respect of such Dividend Period shall be added to the Accrued Value for purposes of such conversion; and (y) if any shares of Preferred Stock are converted into Common Stock in accordance with this Certificate of Designations on a Conversion Date during the period between the Close of Business on any Dividend Record Date and the Close of Business on the corresponding Dividend Payment Date, the Accrued Dividends with respect to such shares of Preferred Stock, at the Company’s option, shall either (i) be paid in cash on or prior to the date of such conversion or (ii) not be paid in cash and be added to the Accrued Value for purposes of such conversion. For the avoidance of doubt, such Accrued Dividends shall include dividends accruing from, and including, the last day of the most recently preceding Dividend Period to, but not including, the applicable Conversion Date. The Holders at the Close of Business on a Dividend Record Date shall be entitled to receive any dividend paid as a Cash Dividend on those shares on the corresponding Dividend Payment Date.

(d)            So long as any share of the Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on, and no redemption or repurchase shall be agreed to or consummated of, Parity Stock, Common Stock or any other shares of Junior Stock, unless all Accrued Dividends have been paid (including by way of an increase to the Accrued Value in accordance with Section 3(b)) and no such dividend or distribution or redemption or repurchase shall be paid or payable in cash for any period unless the Preferred Stock has been paid full Cash Dividends in respect of the same period; provided, however, that the foregoing limitation shall not apply to (i) a dividend payable on Common Stock or other Junior Stock in shares of Common Stock or other Junior Stock, (ii) the acquisition of shares of Common Stock or other Junior Stock in exchange for shares of Common Stock or other Junior Stock and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (iii) purchases of fractional interests in shares of Common Stock or other Junior Stock pursuant to the conversion or exchange provisions of shares of other Junior Stock or any securities exchangeable for or convertible into such shares of Common Stock or other Junior Stock; (iv) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business, including, without limitation, the forfeiture of unvested shares of restricted stock or share withholdings upon exercise, delivery or vesting of equity awards granted to officers, directors and employees and the payment of cash in lieu of fractional shares of Common Stock or other Junior Stock; (v) any dividends or distributions of rights in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock and the payment of cash in lieu of fractional shares of other Junior Stock. Notwithstanding the preceding, if full cash dividends have not been paid on the Preferred Stock and any Parity Stock, cash dividends may be declared and paid on the Preferred Stock and such Parity Stock only so long as the cash dividends are declared and paid pro rata so that amounts of cash dividends declared and paid per share on the Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that the Accrued Dividends per share on the shares of Preferred Stock and the accumulated and unpaid dividends on such other Parity Stock bear to each other.

(e)            The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required in this Certificate of Designation or the Company’s certificate of incorporation) the Holders of shares of Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to the sum of (i) the amount of the aggregate Accrued Dividends then accrued on such share of Preferred Stock and not previously paid and (ii) (A) in the case of a dividend on Common Stock or any class or series that is convertible into Common Stock, that dividend per share of Preferred Stock as would equal the product of (1) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (2) the number of shares of Common Stock issuable upon conversion of a share of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend or (B) in the case of a dividend on any class or series that is not convertible into Common Stock, at a rate per share of Preferred Stock determined by (1) dividing the amount of the dividend payable on each share of such class or series of capital stock by the original issuance price of such class or series of capital stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such class or series) and (2) multiplying such fraction by an amount equal to the Accrued Value; provided that if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the Holders pursuant to this Section 3 shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest Preferred Stock dividend.

4.            Voting.

(a)            Each Holder shall be entitled to the whole number of votes equal to the number of whole shares of Common Stock into which such Holder’s shares of Preferred Stock would be convertible on the record date for the vote or consent of holders of Common Stock or if no record date is established, at the date such vote or consent is taken, and shall otherwise have voting rights and consent rights per share equal to the voting rights and consent rights of the Common Stock to the fullest extent permitted by law. Each Holder shall be entitled to receive the same prior notice of any meeting as is provided to the holders of the Common Stock, as well as prior notice of all actions to be taken by legally available means in lieu of a meeting, and shall vote as a class with the holders of Common Stock as if they were a single class of securities upon any matter submitted to a vote of stockholders, except those matters required by law or by the terms hereof to be submitted to a class vote of the Preferred Stock, in which case the Holders only shall vote as a separate class.

(b)            So long as 3,325,805 shares of Preferred Stock (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) are outstanding, in addition to any other vote or consent of stockholders required by the Delaware General Corporation Law or the Certificate of Incorporation, the affirmative vote or consent of the holders of at least a majority of the outstanding shares of Preferred Stock, voting together as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating (directly or indirectly, including by way of merger, consolidation, reclassification or otherwise) any of the following, and any of the following acts or transactions entered and/or effected without such consent or vote shall be null and void ab initio and of no force or effect:

(i)            amend, alter, or repeal any provision of the Company’s Certificate of Incorporation, this Certificate of Designation, the Company’s bylaws or the LLC Agreement (or certificate of formation of the Operating LLC) in a manner that either (i) adversely affects the rights, privileges or preferences (economic or otherwise) of the Preferred Stock or (ii) materially modifies the rights, privileges, or preferences (economic or otherwise) of any class or series of equity security of the Company;

(ii)            amend, alter, or change the rights, preferences or privileges of the Preferred Stock, including through any amendment, alteration or repeal of any provision of the LLC Agreement (or certificate of formation of the Operating LLC);

(iii)            reclassify, alter or amend any (x) Junior Stock, if such reclassification, alteration or amendment would render such Junior Stock senior to or on a parity with the Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the Company, or (y) any Parity Stock, if such reclassification, alteration or amendment would render such Parity Stock senior to the Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the Company or the Operating LLC;

(iv)            issue or obligate itself to issue shares of the Company senior to or pari passu with (or any equity security or debt instrument that is exercisable for or convertible into equity securities of the Company that are senior to or pari passu with) the Preferred Stock as to liquidation preferences, redemption, distributions, dividend rights or rights upon the liquidation, winding-up or dissolution of the Company or the Operating LLC;

(v)            incur or refinance any indebtedness for borrowed money (including any refinancing of existing indebtedness) that either (i) results in the Company having a ratio of total leverage (calculated as its net debt) to its trailing twelve-month Adjusted EBITDA at any time following the incurrence of such indebtedness that is more than three times, (iii) provides for security over the Company’s assets that is broader than outstanding indebtedness at the date of issuance of the Preferred Stock, or (iv) has materially more restrictive covenants of the Company than outstanding indebtedness at the Closing;

(vi)            make any redemption, repurchase, dividend, or distribution (other than tax distributions) on any equity securities, or permit any Subsidiary (including the Operating LLC) to take any such action, other than (i) redemptions of or dividends or distributions on the Preferred Stock as expressly authorized herein, and (ii) repurchases of equity securities from former employees, officers, directors, consultants or other persons who performed services for the Company or any Subsidiary in connection with the cessation of such employment or service at no greater than the original purchase price thereof;

(vii)            with respect to the Company or the Operating LLC or any of their respective Subsidiaries (other than Subsidiaries with de minimis assets and operations), (x) initiate or commence an insolvency proceeding, including any state or federal insolvency proceeding, (y) effectuate an assignment for the benefit of creditors or (z) elect to dissolve, liquidate or otherwise wind-up affairs;

(viii)            enter or enter into any transaction between the Company (or any Subsidiary of the Company, including the Operating LLC) on one hand, and any member of the Board of Directors, executive officer or member of senior management of the Company (or any Subsidiary), or securityholder of the Company (or any Subsidiary, including the Operating LLC) (other than ordinary course equity compensation grants), or their affiliates, on the other hand;

(ix)            change the tax classifications of the Company or any of its direct or indirect Subsidiaries;

(x)            increase or decrease the authorized number of directors constituting the Board of Directors; or

(xi)            remove the Company’s Chief Executive Officer from the Company’s Board of Directors or approve the proposed replacement of the Company’s Chief Executive Officer on the Company’s Board of Directors.

(c)            The Holders, exclusively and as a separate class, shall be entitled to elect one (1) director of the Company (the “Preferred Director”), as long as the Holders hold 5% or more of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors. The Preferred Director elected as provided in the preceding sentence may be removed without cause by, and only by, the affirmative vote of the Holders, given either at a special meeting of the Holders duly called for that purpose or pursuant to a written consent of the Holders. If the Holders fail to elect a sufficient number of directors to fill all directorships for which they are entitled to elect directors, voting exclusively and as a separate class, pursuant to this paragraph, then any directorship not so filled shall remain vacant until such time as the Holders elect a person to fill such directorship by vote or written consent in lieu of a meeting; and no such directorship may be filled by the Board of Directors or stockholders of the Company other than the Holders as provided herein. The Preferred Director shall at all times be designated as a Class I Director pursuant to Section 5.2 of the Certificate of Incorporation, unless otherwise determined by the Holders.

(d)            Prior to the Close of Business on the applicable Conversion Date, the shares of Common Stock issuable upon conversion of the Preferred Stock shall not be deemed to be outstanding and Holders shall have no voting rights with respect to such shares of Common Stock solely by virtue of holding the Preferred Stock.

(e)            In exercising the voting rights set forth in Section 4(b), each share of Preferred Stock shall be entitled to one vote.

(f)            The rules and procedures for calling and conducting any meeting of holders of outstanding Common Stock in which the Holders may vote pursuant to Section 4(a) or any meeting of the Holders pursuant to Section 4(b) and Section 4(c) (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other procedural aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Certificate of Incorporation, the bylaws of the Company, applicable Law and the rules of any National Securities Exchange on which the Preferred Stock is listed or traded at the time.

5.            Liquidation Rights.

(a)            In the event of any liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event, whether voluntary or involuntary, each Holder shall be entitled to receive, in respect of such shares of Preferred Stock, and to be paid out of the assets of the Company available for distribution to its stockholders, in preference to the holders of, and before any payment or distribution is made on, any Junior Stock or any LLC Units an amount per share of Preferred Stock equal to the greater of (i) (1) the Original Issue Price thereon multiplied by the Applicable Percentage plus (2) any Accrued Dividends on such share of Preferred Stock (including all dividends that have previously accreted to Accrued Value pursuant to Section 3(b)), or (ii)  such amount per share as would have been payable had all shares of Preferred Stock been converted into Common Stock pursuant to Section 6 immediately prior to such liquidation, winding-up or dissolution of the Company or any Deemed Liquidation Event.

(b)            Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the assets or business of the Company (other than in connection with the liquidation, winding-up or dissolution of its business) nor the merger or consolidation of the Company into or with any other Person shall be deemed to be a liquidation, winding-up or dissolution, voluntary or involuntary, for the purposes of this Section 5.

(c)            After the payment in full to the Holders of the amounts provided for in this Section 5, the Holders of shares of Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company in respect of their ownership of such Preferred Stock.

(d)            In the event the assets of the Company available for distribution to the Holders upon any liquidation, winding-up or dissolution of the Company, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to Section 5(a), no such distribution shall be made on account of any shares of Parity Stock upon such liquidation, dissolution or winding-up unless proportionate distributable amounts shall be paid on account of the shares of Preferred Stock, equally and ratably, in proportion to the full distributable amounts for which Holders of all Preferred Stock and of any Parity Stock are entitled upon such liquidation, winding-up or dissolution.

(e)            The amount deemed paid or distributed to the holders of capital stock of the Company upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities to be paid or distributed to such holders pursuant to such Deemed Liquidation Event. If such amount deemed paid or distributed is in a form of property other than in cash, the value of such distribution shall be deemed to be the fair market value of such property. The determination of fair market value of such property shall be made in good faith by the Board of Directors, provided that to the extent such property consists of securities, the fair market value of such securities shall be determined as follows:

(i)            For securities not subject to investment letters or other similar restrictions on free marketability covered by Section 5(e)(ii) below,

(A)            if traded on a Trading Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) Trading Day period ending three (3) days prior to the closing of the Deemed Liquidation Event;

(B)            if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) Trading Day period ending three (3) days prior to the closing of such transaction; or

(C)            if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors.

For the purposes of this Section 5(e)(i), “closing prices” or “closing bid or sales prices” shall be deemed to be: (A) for securities traded primarily on a Trading Market, the last reported trade price or sale price, as the case may be, at Close of Business, on that day and (B) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for such exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(ii)            The method of valuation of securities subject to investment letters or other similar restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall take into account an appropriate discount (as determined in good faith by the Board of Directors) from the market value as determined pursuant to Section 5(e)(i) above so as to reflect the approximate fair market value thereof.

6.            Conversion.

(a)            Each Holder shall have the right, at each Holder’s option, to convert such Holder’s shares of Preferred Stock, in whole or in part into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock equal to the Conversion Ratio then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 7. To convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(a), such Holder shall give written notice (the “Holder Conversion Notice” and the date of such notice, the “Holder Conversion Notice Date”) to the Company stating that such Holder elects to so convert shares of Preferred Stock and shall state therein: (A) the number of shares of Preferred Stock to be converted by such Holder, (B) the name or names in which such Holder wishes the shares of Common Stock to be issued, (C) the Holder’s computation of the number of shares of Common Stock to be received by such Holder and (D) the Conversion Price on the Holder Conversion Notice Date. If a Holder validly delivers a Holder Conversion Notice in accordance with this Section 6(a), the Company shall issue the shares of Common Stock as soon as reasonably practicable, but in no event later than three (3) Business Days thereafter (the date of issuance of such shares, the “Holder Conversion Date”).

(b)

(i)            On or after the three-year anniversary of the Issue Date, the Company shall have the right to cause all (but not less than all) of the outstanding shares of Preferred Stock to be converted into that number of whole, fully paid and non-assessable shares of Common Stock for each share of Preferred Stock at the Conversion Ratio then in effect, with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 7; provided, however, that the Company may only convert shares of Preferred Stock into shares of Common Stock pursuant to this Section 6(b)(i) if the 30-Day VWAP of the Common Stock immediately prior to the Company Conversion Date (as defined below) is greater than $16.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof).

(ii)            To convert shares of Preferred Stock into shares of Common Stock pursuant to Section 6(b)(i)), the Company shall give written notice (the “Company Conversion Notice” and the date of such notice, the “Company Conversion Notice Date”) to each Holder stating that the Company elects to force conversion of such shares of Preferred Stock pursuant to Section 6(b)(i), and shall state therein (A) the number of shares of Preferred Stock to be converted, (B) the effective date of such conversion (the “Company Conversion Date”) (C) the Conversion Price and the Conversion Ratio on the Company Conversion Date and (C) the Company’s computation of the number of shares of Common Stock to be received by the Holder. If the Company validly delivers a Company Conversion Notice in accordance with this Section 6(b)(ii), the conversion will be immediately effective and Company shall issue the shares of Common Stock effective immediately prior to the close of business on the Company Conversion Date.

(iii)            Notwithstanding anything to the contrary herein, the Company may convert shares of Preferred Stock into shares of Common Stock pursuant to (and subject to the time limitations and other requirements of) this Section 6(b) at any time prior to the consummation of a Deemed Liquidation Event.

(c)            Upon conversion, each Holder shall surrender to the Company the certificates representing any shares held in certificated form to be converted during usual business hours at its principal place of business or the offices of its duly appointed Transfer Agent maintained by it, accompanied by (i) (if so required by the Company or its duly appointed Transfer Agent) a written instrument or instruments of transfer in form reasonably satisfactory to the Company or its duly appointed Transfer Agent duly executed by the Holder or its duly authorized legal representative and (ii) transfer tax stamps or funds therefor, if required pursuant to Section 6(i).

(d)            Immediately prior to the Close of Business on the Holder Conversion Date or the Company Conversion Date, as applicable, with respect to a conversion, a Holder shall be deemed to be the holder of record of Common Stock issuable upon conversion of such Holder’s shares of Preferred Stock notwithstanding that the share register of the Company shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Holder. Except to the extent that a Holder is not able to convert its shares of Preferred Stock into Common Stock as a result of Section 6(k), on the Holder Conversion Date or the Company Conversion Date, as applicable, dividends shall cease to accrue on the shares Preferred Stock so converted and all other rights with respect to the shares of Preferred Stock so converted, including the rights, if any, to receive notices, will terminate, except only the rights of Holders thereof to receive the number of whole, fully paid and non-assessable shares of Common Stock into which such shares of Preferred Stock have been converted (with such adjustment or cash payment for fractional shares as the Company may elect pursuant to Section 7). As promptly as practical after the conversion of any shares of Preferred Stock into Common Stock, the Company shall deliver to the applicable Holder an Ownership Notice identifying the number of full shares of Common Stock to which such Holder is entitled, and a cash payment in respect of fractional shares in accordance with Section 7.

(e)            The Conversion Price shall be subject to the following adjustments (except as provided in Section 6(f)):

(i)            Adjustments to Conversion Price for Diluting Issues.

(A)            Special Definitions. For purposes of this Section 6(e)(i), the following definitions shall apply:

(1)            “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 6(e)(i)(D) below, deemed to be issued) by the Company after the Issue Date, other than (1) the following shares of Common Stock and (2) shares of Common Stock deemed issued pursuant to the following Options and Convertible Securities (clauses (1) and (2), collectively, “Exempted Securities”):

i.            as to the Preferred Stock, shares of Common Stock issued as a dividend or distribution on such series of Preferred Stock;

ii.            shares of Common Stock or Options issued to employees or directors of, or consultants or advisors to, the Company or any of its subsidiaries pursuant to a plan, agreement or arrangement approved by the Board of Directors;

iii.            shares of Common Stock, Options or Convertible Securities issued as consideration in any bona fide business acquisition by the Company or any Subsidiary thereof, whether by merger, consolidation, purchase of assets or otherwise approved by the Board of Directors, including the approval of the Preferred Director;

iv.            shares of Common Stock, Options or Convertible Securities issued to Persons with which the Company or any Subsidiary thereof has entered into a bona fide new strategic partnership approved by the Board of Directors, including the approval of the Preferred Director, provided that such issuances are not in connection with any equity financing;

v.            shares of Common Stock or Convertible Securities actually issued upon the exercise of Options or shares of Common Stock actually issued upon the conversion or exchange of Convertible Securities, in each case provided such issuance is pursuant to the terms of such Option or Convertible Security;

vi.            shares of Common Stock, Options or Convertible Securities issued to a lender in connection with a debt financing or the amendment of any debt financing arrangements approved by the Board of Directors, including the approval of the Preferred Director; or

vii.            shares of Common Stock, Options or Convertible Securities issued in a conversion of the Company or upon any split, combination, dividend or other similar event in respect of the Company equity securities approved by the Board of Directors, including the approval of the Preferred Director.

(2)            “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock, but excluding Options.

(3)            “Option” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(B)            No Adjustment of Conversion Price. No adjustment in the Conversion Price shall be made as the result of the issuance or deemed issuance of Additional Shares of Common Stock if the Company receives written notice from the Holders agreeing that no such adjustment shall be made as the result of the issuance or deemed issuance of such Additional Shares of Common Stock.

(C)            Deemed Issue of Additional Shares of Common Stock.

(1)            If the Company, AON, or any Subsidiary at any time or from time to time after the Issue Date shall issue any Options or Convertible Securities (excluding Options or Convertible Securities which are themselves Exempted Securities) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(2)            If the terms of any Option or Convertible Security, the issuance of which resulted in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(i)(D), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any such Option or Convertible Security or (2) any increase or decrease in the consideration payable to the Company upon such exercise, conversion and/or exchange, then, effective upon such increase or decrease becoming effective, the Conversion Price computed upon the original issue of such Option or Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Option or Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this clause (b) shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Option or Convertible Security, or (ii) the Conversion Price that would have resulted from any issuances of Additional Shares of Common Stock (other than deemed issuances of Additional Shares of Common Stock as a result of the issuance of such Option or Convertible Security) between the original adjustment date and such readjustment date.

(3)            If the terms of any Option or Convertible Security (excluding Options or Convertible Securities which are themselves Exempted Securities), the issuance of which did not result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(i)(D)(either because the consideration per share (determined pursuant to Section 6(e)(i)(E)) of the Additional Shares of Common Stock subject thereto was equal to or greater than the Conversion Price then in effect, or because such Option or Convertible Security was issued before the Issue Date), are revised after the Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Option or Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Option or Convertible Security) to provide for either (1) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Option or Convertible Security or (2) any decrease in the consideration payable to the Company upon such exercise, conversion or exchange, then such Option or Convertible Security, as so amended or adjusted, and the Additional Shares of Common Stock subject thereto (determined in the manner provided in this Section 6(e)(i)(C)) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(4)            Upon the expiration or termination of any unexercised Option or unconverted or unexchanged Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(i)(D), the Conversion Price shall be readjusted to such Conversion Price as would have obtained had such Option or Convertible Security (or portion thereof) never been issued.

(5)            If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, is calculable at the time such Option or Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Conversion Price provided for in this Section 6(e)(i)(C) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in clauses (b) and (c) of this Section 6(e)(i)(C)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Option or Convertible Security, or the consideration payable to the Company upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Option or Convertible Security is issued or amended, any adjustment to the Conversion Price that would result under the terms of this Section 6(e)(i)(C) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(D)            Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. In the event the Company shall at any time after the Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 6(e)(i)(C)), without consideration or for a consideration per share less than the Conversion Price in effect immediately prior to such issuance or deemed issuance, then the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest one-hundredth of a cent) determined in accordance with the following formula:

CP2 = CP1* (A + B) ÷ (A + C).

CP1	=	the Conversion Price in effect immediately after such issuance or deemed issuance of Additional Shares of Common Stock;
CP2	=	the Conversion Price in effect immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock;
A	=	the number of shares of Common Stock outstanding immediately prior to such issuance or deemed issuance of Additional Shares of Common Stock (treating for this purpose as outstanding all shares of Common Stock issuable upon exercise of Options outstanding immediately prior to such issuance or deemed issuance or upon conversion or exchange of Convertible Securities (including the Preferred Stock) outstanding (assuming exercise of any outstanding Options therefor) immediately prior to such issue);
B	=	the number of shares of Common Stock that would have been issued if such Additional Shares of Common Stock had been issued or deemed issued at a price per share equal to CP1 (determined by dividing the aggregate consideration received by the Company in respect of such issue by CP1); and
C	=	the number of such Additional Shares of Common Stock issued in such transaction.

(E)            Determination of Consideration. For purposes of this Section 6(e)(i), the consideration received by the Company for the issuance or deemed issuance of any Additional Shares of Common Stock shall be computed as follows:

(1)            Cash and Property. Such consideration shall:

i.            insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company, excluding amounts paid or payable for accrued interest;

ii.            insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

iii.            in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (i) and (ii) above, as determined in good faith by the Board of Directors of the Company.

(2)            Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 6(e)(i)(C), relating to Options and Convertible Securities, shall be determined by dividing:

i.            The total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

ii.            the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(F)            Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Conversion Price pursuant to the terms of Section 6(e)(i)(D), and such issuance dates occur within a period of no more than ninety (90) days from the first such issuance to the final such issuance, then, upon the final such issuance, the Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(ii)            Special Adjustment for Trading Price. If at any time on or after the 30th day after the five-year anniversary of the Issue Date, any of the Preferred Stock remain outstanding and the 30-Day VWAP of the Common Stock is less than $10.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof), then the Conversion Price shall be adjusted to the greater of (x) the 30-Day VWAP on such date of determination and (y) $5.00 (as adjusted for any stock split, stock dividend, combination, or other recapitalization or reclassification effected after the date hereof) (such adjusted price, the “Special Adjustment Price”); provided, that, if, at any such time the Conversion price then in effect is less than the Special Adjustment Price, then no adjustment shall be made pursuant to this Section 6(e)(ii).

(iii)            Adjustment for Certain Dividends and Distributions. If the Company pays a dividend (or other distribution) in shares of Common Stock to holders of the Common Stock, in their capacity as holders of Common Stock and such dividend is not also declared on the Preferred Stock, then the Conversion Price in effect immediately following the record date for such dividend (or distribution) shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution; and
OS1	=	the sum of (A) the number of shares of Common Stock outstanding immediately prior to the record date for such dividend or distribution and (B) the total number of shares of Common Stock constituting such dividend.

(iv)            Adjustment for Certain Subscription Rights. If the Company issues to holders of shares of the Common Stock, in their capacity as holders of Common Stock, rights, options or warrants entitling them, for a period of not more than sixty days from the date of issuance of such rights, options or warrants, to subscribe for or purchase shares of Common Stock at less than the Market Value determined on the Ex-Date for such issuance, then the Conversion Price in effect immediately following the Close of Business on the record date for such issuance shall be divided by the following fraction:

OS0 + X
OS0 + Y

where

OS0	=	the number of shares of Common Stock outstanding at the Close of Business on the record date for such issuance;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the Market Value determined as of the Ex-Date for such issuance.

To the extent that such rights, options or warrants are not exercised prior to their expiration or shares of Common Stock are otherwise not delivered pursuant to such rights or warrants upon the exercise of such rights or warrants, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted to such Conversion Price that would have then been in effect had the adjustment made upon the issuance of such rights, options or warrants been made on the basis of the delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Price shall not be adjusted until such triggering events occur. In determining the aggregate offering price payable for such shares of Common Stock, the conversion agent shall take into account any consideration received for such rights, options or warrants and the value of such consideration (if other than cash, to be determined by the Board of Directors).

(v)            Adjustment for Stock Splits and Combinations. If the Company subdivides, combines or reclassifies the shares of Common Stock into solely a greater or lesser number of shares of Common Stock, then the Conversion Price in effect immediately following the Opening of Business on the effective date of such share subdivision, combination or reclassification shall be divided by the following fraction:

OS1
OS0

where

OS0	=	the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision, combination or reclassification; and
OS1	=	the number of shares of Common Stock outstanding immediately after the Opening of Business on the effective date of such share subdivision, combination or reclassification.

(vi)            Adjustment for Merger or Reorganization, etc.

(A)            If the Company distributes to all holders of shares of Common Stock evidences of indebtedness, shares of capital stock (other than Common Stock) or other assets (including securities, but excluding any dividend or distribution referred to in clause (i); any rights or warrants referred to in clause (ii) above; any consideration payable in connection with a tender offer made by the Company or any of its Affiliates referred to in clause (v) below; and any dividend of shares of capital stock of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit in the case of a spin-off to which the following clause (iv)(B) applies), then the Conversion Price in effect immediately following the Close of Business on the record date for such distribution shall be divided by the following fraction:

SP0
SP0 - FMV

where

SP0	=	the Closing Sale Price per share of Common Stock on the Trading Day immediately preceding the Ex-Date for such distribution; and
FMV	=	the fair market value of the portion of the distribution applicable to one share of Common Stock at the Close of Business on the Trading Day immediately preceding the Ex-Date as determined by the Board of Directors.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing adjustment to the Conversion Price, each holder of Preferred Stock shall receive, for each share of Preferred Stock, at the same time and upon the same terms as holders of the Common Stock, the amount and kind of such distributed assets that such holder would have received as if such holder owned a number of shares of Common Stock equal to the Conversion Ratio in effect on the record date for the distribution.

(B)            In a spin-off, where the Company makes a distribution to all holders of shares of Common Stock consisting of capital stock of any class or series, or similar equity interests, of or relating to, a Subsidiary or other business unit where such capital stock or similar equity interests are, or will be when issued, listed or admitted for trading on a National Securities Exchange, the Conversion Price shall be adjusted at the Close of Business on the tenth Trading Day after the Ex-Date of the distribution by dividing such Conversion Price in effect immediately prior to the Opening of Business on such tenth Trading Day by the following fraction:

MP0 + MPs
MP0

where

MP0	=	the average of the Closing Sale Price of the Common Stock over each of the first 10 Trading Days commencing on and including the Ex-Date of such distribution; and
MPS	=	the average of the closing sale price of the capital stock or equity interests representing the portion of such distribution applicable to one share of Common Stock over each of the first 10 Trading Days commencing on and including the Ex-Date of such distribution, as reported in the principal securities exchange or quotation system or market on which such shares are traded, or if not traded on a national or regional securities exchange or over-the-counter market, the fair market value of the capital stock or equity interests representing the portion of such distribution applicable to one share of Common Stock on such Ex-Date as determined by the Board of Directors. Such closing sale prices for the Trading Days in such 10 Trading Day period shall be adjusted in respect of transactions in respect of such capital stock or equity interests in like manner to the adjustment to “Closing Sale Price” specified in the second sentence of the definition of such term.

For purposes of determining the Conversion Price in respect of any Conversion Date that occurs during the 10 Trading Days following, and including, the Ex-Date of any such spin-off, references within the previous sentence to 10 Trading Days or the 10th Trading Day shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Date of such distribution and such Conversion Date. In the event that such distribution described in this clause (iv) is not so made, the Conversion Price of any then outstanding shares of Preferred Stock not previously converted shall be readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend distribution had not been declared.

(vii)            Notwithstanding anything herein to the contrary, no adjustment under this Section 6(e) need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1.0% of the Conversion Price then in effect. Any lesser adjustment shall be carried forward and shall be made at the earlier of (i) the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1.0% of such Conversion Price and (ii) the Opening of Business on each Conversion Date.

(viii)            Notwithstanding any other provisions of this Section 6(e), rights or warrants distributed by the Company to holders of Common Stock, in their capacity as holders of Common Stock, entitling the holders thereof to subscribe for or purchase shares of the Company’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (A) are deemed to be transferred with such shares of Common Stock; (B) are not exercisable; and (C) are also issued in respect of future issuances of Common Stock, shall be deemed not to have been distributed for purposes of this Section 6(e) (and no adjustment to the Conversion Price under this Section 6(e) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Price shall be made under Section 6(e)(ii) or 6(e)(iv). In addition, in the event of any distribution (or deemed distribution) of rights or warrants for which an adjustment to the Conversion Price under this Section 6(e) was made, (1) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Common Stock with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Common Stock as of the date of such redemption or repurchase, and (2) in the case of such rights or warrants that shall have expired or been terminated without exercise thereof, the Conversion Price on any then-outstanding share of Preferred Stock not previously converted shall be readjusted as if such expired or terminated rights and warrants had not been issued. To the extent that the Company has a rights plan or agreement in effect upon conversion of the Preferred Stock, which rights plan provides for rights or warrants of the type described in this clause, then upon conversion of Preferred Stock the Holder will receive, in addition to the Common Stock to which he is entitled, a corresponding number of rights in accordance with the rights plan, unless a Trigger Event has occurred and the adjustments to the Conversion Price with respect thereto have been made in accordance with the foregoing first sentence of this Section 6(e)(viii). In lieu of any such adjustment pursuant to the first sentence of this Section 6(e)(viii) in respect of a Trigger Event, the Company may amend such applicable stockholder rights plan or agreement to provide that there shall be the distributed, and cause to be distributed, immediately prior to the occurrence of such Trigger Event, to all Holders of Preferred Stock the rights that would have attached to such number of shares of Common Stock as are issuable upon conversion of such Preferred Stock immediately prior to the occurrence of such Trigger Event, without having to convert their shares of Preferred Stock.

(f)            Notwithstanding anything to the contrary in Section 6(e), no adjustment to the Conversion Price shall be made with respect to any distribution if the Holders are entitled to participate in such distribution as if they held a number of shares of Common Stock issuable upon conversion of the Preferred Stock immediately prior to the record date for such distribution, without having to convert their shares of Preferred Stock.

(g)            If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect on any then-outstanding share of Preferred Stock not previously converted shall be required by reason of the taking of such record.

(h)            Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder a certificate signed by an Officer, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

(i)            The issuance or delivery of certificates for Common Stock upon the conversion of shares of Preferred Stock and the issuance or delivery of any Ownership Notice, whether at the request of a Holder or upon the conversion of shares of Preferred Stock, shall each be made without charge to the Holder or recipient of shares of Preferred Stock for such certificates or Ownership Notice or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby or such Ownership Notice or the securities identified therein, and such certificates or Ownership Notice shall be issued or delivered in the respective names of, or in such names as may be directed by, the applicable Holder; provided, however, that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any such certificate in a name other than that of the Holder of the shares of the relevant Preferred Stock and the Company shall not be required to issue or deliver any such certificate or Ownership Notice unless or until the Person or Persons requesting the issuance or delivery thereof shall have paid to the Company the amount of such tax or shall have established to the reasonable satisfaction of the Company that such tax has been paid.

(j)            Any shares of Common Stock delivered pursuant to this Section 6 shall be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by matters of any Law), free and clear or any liens, claims, rights or encumbrances other than those arising under the Delaware General Corporation Law or this Certificate of Designations or created by the holders thereof.

(k)            The Company shall at all times reserve and keep available for issuance upon the conversion of the Preferred Stock such maximum number of its authorized but unissued and otherwise unreserved shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Preferred Stock pursuant any applicable provision of this Certificate of Designations, and shall take all action required to be taken by it (including promptly calling and holding one or more special meetings of the Board of Directors and the stockholders of the Company until such increase is approved in accordance with applicable Law and amending the Certificate of Incorporation) to increase the authorized number of shares of Common Stock if at any time there shall be insufficient unissued and otherwise unreserved shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Preferred Stock. Notwithstanding anything herein to the contrary, unless otherwise agreed by the affirmative vote of the Holders of at least a majority of the shares of Preferred Stock at the time outstanding and entitled to vote thereon, all shares of Preferred Stock which would otherwise convert into shares of Common Stock shall remain outstanding and shall continue to accumulate and compound additional dividends pursuant to Section 3 until such time as there are sufficient unissued shares of Common Stock to permit the conversion of all outstanding shares of Preferred Stock.

(l)            In the case of:

(i)            any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination),

(ii)            any consolidation, merger or combination involving the Company,

(iii)            any sale, lease or other transfer to a third party of the consolidated assets of the Company and the Company’s Subsidiaries substantially as an entirety, or

(iv)            any statutory share exchange,

in each case, (x) that is not a Deemed Liquidation Event and (y) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such transaction or event, a “Reorganization Event”), then, at and after the effective time of such Reorganization Event, the right to convert each share of Preferred Stock shall be changed into a right to convert such share into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Ratio immediately prior to such Reorganization Event would have owned or been entitled to receive upon such Reorganization Event (such stock, securities or other property or assets, the “Reference Property”); provided, however, if the holders of shares of Common Stock have the opportunity to elect the form of consideration to be received in such Reorganization Event, the consideration that the Holders will receive will be the form and proportion of the aggregate consideration elected by the holders of shares of Common Stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of shares of Common Stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Reorganization Event. The Company shall not become a party to any Reorganization Event unless its terms are consistent with this Section 6(l). None of the foregoing provisions shall affect the right of a Holder of Preferred Stock to convert its Preferred Stock into shares of Common Stock as set forth in Section 6 prior to the effective time of such Reorganization Event. Notwithstanding Section 6(e), no adjustment to the Conversion Ratio shall be made for any Reorganization Event to the extent stock, securities or other property or assets become the Reference Property receivable upon conversion of Preferred Stock.

The Company shall provide, by amendment hereto effective upon any such Reorganization Event, for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Section 6. The provisions of this Section 6 shall apply to successive Reorganization Events.

In this Certificate of Designations, if the Common Stock has been replaced by Reference Property as a result of any such Reorganization Event, references to the Common Stock are intended to refer to such Reference Property.

(m)            In addition to any other rights available to the Holders, if the Company fails for any reason to deliver to a Holder the shares of Common Stock following any conversion pursuant to this Section 6 (the “Conversion Shares”) by the applicable deadline pursuant to this Section 6 (the “Share Delivery Date”), and if after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Company shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Company had timely complied with its delivery requirements under this Section 6. For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000, under clause (A) of the immediately preceding sentence, the Company shall be required to pay such Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Company, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

7.            No Fractional Shares.

No fractional shares of Common Stock or securities representing fractional shares of Common Stock shall be issued upon conversion, whether voluntary or mandatory, or in respect of dividend payments made in Common Stock on the Preferred Stock. Instead, the number of shares of Common Stock to be issued to any particular Holder upon conversion shall be rounded up to the next whole share.

8.            Uncertificated Shares.

(a)            Uncertificated Shares.

(i)            Form. Notwithstanding anything to the contrary herein, unless requested in writing by a Holder to the Company, the shares of Preferred Stock and any shares of Common Stock issued upon conversion thereof shall be in uncertificated, book entry form as permitted by the bylaws of the Company and the Delaware General Corporation Law. Within a reasonable time after the issuance or transfer of uncertificated shares, the Company shall, or shall cause the Transfer Agent to, send to the registered owner thereof an Ownership Notice.

(ii)            Transfer. Transfers of Preferred Stock or Common Stock issued upon conversion thereof held in uncertificated, book-entry form shall be made only upon the transfer books of the Company kept at an office of the Transfer Agent upon receipt of proper transfer instructions from the registered owner of such uncertificated shares, or from a duly authorized attorney or from an individual presenting proper evidence of succession, assignment or authority to transfer the stock. The Company may refuse any requested transfer until furnished evidence satisfactory to it that such transfer is proper.

(iii)            Legends. Each Ownership Notice issued with respect to a share of Preferred Stock shall bear a legend in substantially the following form:

“THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF AMERICAN ONCOLOGY NETWORK, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND

THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.”

(b)            Certain Obligations with Respect to Transfers and Exchanges of Preferred Stock.

(i)            All shares of Preferred Stock issued upon any registration of transfer or exchange of such shares of Preferred Stock shall be the valid obligations of the Company, entitled to the same benefits under this Certificate of Designations as the shares of Preferred Stock surrendered upon such registration of transfer or exchange.

(ii)            Prior to due presentment for registration of transfer of any shares of Preferred Stock, the Transfer Agent and the Company may deem and treat the Person in whose name such shares of Preferred Stock are registered as the absolute owner of such Preferred Stock and neither the Transfer Agent nor the Company shall be affected by notice to the contrary.

(iii)            No service charge shall be made to a Holder for any registration of transfer or exchange of any Preferred Stock or Common Stock issued upon the conversion thereof on the transfer books of the Company or the Transfer Agent or upon surrender of any Preferred Stock certificate or Common Stock certificate at the office of the Transfer Agent maintained for that purpose.

(c)            No Obligation of the Transfer Agent. The Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Certificate of Designations or under applicable Law with respect to any transfer of any interest in any Preferred Stock other than to require delivery of such documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Certificate of Designations, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

9.            Tax Treatment. For U.S. federal and applicable state and local income tax purposes, the Company and holders of the Preferred Stock shall not report on its tax returns or otherwise (including information returns) or otherwise treat (1) Accrued Value that has accrued on the Preferred Stock but has not been paid in cash as constructive distributions required to be included into income of any holder of Preferred Stock (or its direct or indirect owners, as applicable) pursuant to Section 305(c) of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise treat such Accrued Value as distributions required to be included in income on a current basis or (2) the Preferred Stock as having any redemption premium within the meaning of Treasury Regulations Section 1.305-5(b) (and any corresponding provision of state or local law); except in each case as required by any of the following: (w) a change in relevant law occurring after the initial issue date, (x) after the initial issue date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Preferred Stock (from and after the effective date of such final regulations), (y) any amendment to the terms of this Certification of Designations that is made with the necessary consent of the holders of the Preferred Stock or (z) a “determination” within the meaning of Section 1313(a) of the Code.

10.            Other Provisions.

(a)            With respect to any notice to a Holder required to be provided hereunder, neither failure to mail such notice, nor any defect therein or in the mailing thereof, to any particular Holder shall affect the sufficiency of the notice or the validity of the proceedings referred to in such notice with respect to the other Holders or affect the legality or validity of any vote upon any such action (assuming due and proper notice to such other Holders). Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Holder receives the notice.

(b)            Shares of Preferred Stock that have been issued and reacquired by the Company in any manner, including shares of Preferred Stock purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the Laws of Delaware) upon such reacquisition be automatically cancelled by the Company and shall not be reissued.

(c)            The shares of Preferred Stock shall be issuable only in whole shares.

(d)            All notice periods referred to herein shall commence: (i) when made, if made by hand delivery, and upon confirmation of receipt, if made by facsimile; (ii) one Business Day after being deposited with a nationally recognized next-day courier, postage prepaid; or (iii) three Business Days after being sent by certified or registered mail, postage prepaid. Notice to any Holder shall be given to the registered address set forth in the Company’s records for such Holder.

(e)            Any payments required to be made hereunder on any day that is not a Business Day shall be made on the next succeeding Business Day without interest or additional payment for such delay. All payments required hereunder shall be made by wire transfer of immediately available funds in United States Dollars to the Holders in accordance with the payment instructions as such Holders may deliver by written notice to the Company from time to time.

(f)            Notwithstanding anything to the contrary herein, whenever the Board of Directors is permitted or required to determine fair market value, such determination shall be made in good faith.

(g)            Without limiting Section 4(b), the Holders shall have no preemptive or preferential rights to purchase or subscribe to any stock, obligations, warrants or other securities of the Company of any class.

(h)            The Company shall distribute to the Holders copies of all notices, materials, annual and quarterly reports, proxy statements, information statements and any other documents distributed generally to the holders of the Common Stock, at such times and by such method as documents are distributed to such holders of such Common Stock; provided, however, that the Company’s obligations under this Section 10(h) shall be deemed to have been satisfied if such notices, materials, annual and quarterly reports, proxy statements, information statements or other documents are filed with the Securities and Exchange Commission via its Electronic Data Gathering, Analysis and Retrieval System and such information is publicly available on such system.

[Signature page follows.]

In Witness Whereof, the Company has caused this certificate to be signed this 20th day of September, 2023.

AMERICAN ONCOLOGY NETWORK, INC.

By:	/s/ Todd Schonherz
Todd Schonherz
Chief Executive Officer

[Signature Page to Certificate of Designations]

EXHIBIT A

OWNERSHIP NOTICE

THE SECURITIES IDENTIFIED HEREIN HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.

THE FOREGOING LEGEND WILL BE REMOVED AND A NEW OWNERSHIP NOTICE PROVIDED WITH RESPECT TO THE SECURITIES IDENTIFIED HEREIN UPON THE REQUEST OF THE HOLDER AFTER THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT.

SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE CERTIFICATE OF INCORPORATION OF AMERICAN ONCOLOGY NETWORK, INC. (THE “COMPANY”), INCLUDING THE CERTIFICATES OF DESIGNATIONS INCLUDED THEREIN (AS FURTHER AMENDED AND RESTATED FROM TIME TO TIME, THE “CHARTER”). THE COMPANY IS AUTHORIZED TO ISSUE MORE THAN ONE CLASS OF STOCK OR MORE THAN ONE SERIES OF ANY CLASS AND THE COMPANY WILL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE POWERS, DESIGNATIONS, PREFERENCES AND RELATIVE PARTICIPATING, OPTIONAL OR OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES THEREOF AND THE QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS OF SUCH PREFERENCES AND/OR RIGHTS. THE SHARES EVIDENCED BY THIS NOTICE ARE SUBJECT TO THE OBLIGATIONS AND RESTRICTIONS STATED IN, AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH, THE PROVISIONS OF THE CHARTER. THE TERMS OF THE CHARTER ARE HEREBY INCORPORATED INTO THIS NOTICE BY REFERENCE.

IF THE SECURITIES IDENTIFIED HEREIN ARE SERIES A PREFERRED STOCK OF THE COMPANY, THEN BY ACCEPTANCE HEREOF, THE HOLDER SHALL BE DEEMED TO HAVE AGREED WITH THE COMPANY THAT, FOR SO LONG AS THE HOLDER HOLDS THIS SECURITY, THE HOLDER SHALL NOT, AND SHALL CAUSE ITS AFFILIATES NOT TO, DIRECTLY OR INDIRECTLY ENGAGE IN ANY SHORT SALE OF THE COMMON STOCK OF THE COMPANY.

IN CONNECTION WITH ANY TRANSFER, THE HOLDER WILL DELIVER TO THE TRANSFER AGENT SUCH CERTIFICATES AND OTHER INFORMATION AS SUCH TRANSFER AGENT MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

This letter confirms and acknowledges that you are the registered owner of the number and the class or series of shares of capital stock of the Company listed on Schedule A to this letter.

In addition, please be advised that the Company will furnish without charge to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock, or series thereof, of the Company and the qualifications, limitations or restrictions of such preferences and/or rights, which are fixed by the Charter. Any such request should be directed to the Secretary of the Company.

The shares of capital stock of the Company have been not been registered under the Securities Act and, accordingly, may not be offered, sold, pledged or otherwise transferred within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act.

A-1

Dated: _________________________________________________	AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Transfer Agent,

By:
Authorized Signatory

A-2